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Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

OKLAHOMA GAS AND ELECTRIC COMPANY
(Exact name of registrant as specified in its charter)

OKLAHOMA	73-0382390
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
321 N. Harvey, P.O. Box 321, Oklahoma City, Oklahoma 73101-0321 (405-553-3000) (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
STEVEN E. MOORE
Chairman of the Board and Chief Executive Officer
Oklahoma Gas and Electric Company
321 N. Harvey, P.O. Box 321
Oklahoma City, Oklahoma 73101-0321
(405) 553-3000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copy to:
ROBERT J. JOSEPH Jones Day 77 West Wacker Chicago, Illinois 60601 (312) 269-4176	JONATHAN A. KOFF Chapman and Cutler 111 W. Monroe Street Chicago, Illinois 60603 (312) 845-2978

        Approximate date of commencement of proposed sale to the public:
From time to time after this registration statement becomes effective.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☒

CALCULATION OF REGISTRATION FEE

Title of Each class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per unit(1)	Proposed Maximum Aggregate Offering price	Amount of Registration Fee

Senior Notes	$200,000,000	100%	$200,000,000	$16,180

(1)
Estimated solely for purposes of calculating registration fee.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

SUBJECT TO COMPLETION, DATED APRIL 17, 2003

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

OKLAHOMA GAS AND ELECTRIC COMPANY
321 N. Harvey, P.O. Box 321
Oklahoma City, Oklahoma 73101-0321
(405) 553-3000

SENIOR NOTES

        We may offer for sale from time to time up to $200,000,000 aggregate principal amount of our unsecured senior notes. We refer to the senior notes being offered by this prospectus as "Senior Notes." We may sell the Senior Notes in one or more series (1) through underwriters or dealers, (2) directly to a limited number of institutional purchasers, or (3) through agents. See "Plan of Distribution." The amount and terms of the sale of a series of Senior Notes will be determined at the time of sale and included in a prospectus supplement that will accompany this prospectus. Each prospectus supplement will include if applicable:

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  The names of any underwriters, dealers or agents involved in the distribution of that series of the Senior Notes;

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  Any applicable commissions or discounts and the net proceeds to us from that sale;

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  The aggregate principal amount and offering price of that series of the Senior Notes;

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  The rate or rates (or method of calculation) of interest;

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  The time or times and place of payment of interest;

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  The maturity date or dates; and

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  Any redemption terms or other specific terms of that series of Senior Notes.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is              , 2003.

        You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or the documents incorporated by reference is accurate as of any date other than the date on the front of those documents.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	3
FORWARD-LOOKING STATEMENTS	3
OKLAHOMA GAS AND ELECTRIC COMPANY	4
USE OF PROCEEDS	4
RATIO OF EARNINGS TO FIXED CHARGES	5
DESCRIPTION OF SENIOR NOTES	5
BOOK-ENTRY SYSTEM	11
LEGAL OPINIONS	12
EXPERTS	12
PLAN OF DISTRIBUTION	12
WHERE YOU CAN FIND MORE INFORMATION	13

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this process, we may, from time to time over the next several years, sell the Senior Notes described in this prospectus in one or more offerings up to a total dollar amount of $200,000,000. This prospectus provides you with a general description of the Senior Notes we may offer. Each time we sell Senior Notes, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "WHERE YOU CAN FIND MORE INFORMATION." We believe we have included all information material to investors but some details that may be important for specific investment purposes have not been included. To see more detail, you should read the exhibits filed with this registration statement. In this prospectus, "we," "us," "our" and "our company" refer to Oklahoma Gas and Electric Company.

FORWARD-LOOKING STATEMENTS

        This prospectus and the documents it incorporates by reference contain statements that are not historical fact and constitute "forward-looking statements." When we use words like "believes," "expects," "anticipates," "intends," "plans," "estimates", "may", "should" or similar expressions, or when we discuss our strategy or plans, we are making forward-looking statements. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Our future results may differ materially from those expressed in these forward-looking statements. These statements are necessarily based upon various assumptions involving judgments with respect to the future and other risks, including, among others:

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  general economic conditions, including the availability of credit, actions of rating agencies and their impact on capital expenditures and our ability to obtain financing on favorable terms

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  business conditions in the energy industry

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  prices of electricity and natural gas

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  competitive factors, including the extent and timing of the entry of additional competition in the markets served by us

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  unusual weather

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  federal or state legislation and regulatory decisions and initiatives that affect cost and investment recovery, have an impact on rate structures and affect the speed and degree to which competition enters our markets

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  changes in accounting standards, rules or guidelines

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  creditworthiness of suppliers, customers and other contractual parties

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  the other factors listed from time to time by us in reports filed with the Securities and Exchange Commission

        You are cautioned not to rely unduly on any forward-looking statements. These risks and uncertainties are discussed in more detail under "Business," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Notes to Consolidated Financial Statements" in our Annual Report on Form 10-K, for the year ended December 31, 2002, and other documents on file with the Securities and Exchange Commission. You may obtain copies of these documents as described under "WHERE YOU CAN FIND MORE INFORMATION".

OKLAHOMA GAS AND ELECTRIC COMPANY

        We are a regulated public utility engaged in the generation, transmission and distribution of electricity to retail and wholesale customers. We are a wholly-owned subsidiary of OGE Energy Corp., which is a public utility holding company incorporated in the State of Oklahoma and located in Oklahoma City. We were incorporated in 1902 under the laws of the Oklahoma Territory and are the largest electric utility in the State of Oklahoma. We own and operate an interconnected electric production, transmission and distribution system, which includes eight active generating stations with a total capability of 5,512,599 kilowatts.

        We furnish retail electric service in 280 communities and their contiguous rural and suburban areas. During 2002, six other communities and two rural electric cooperatives in Oklahoma and western Arkansas purchased electricity from us for resale. Our service area, with an estimated population of 1.8 million, covers approximately 30,000 square miles in Oklahoma and western Arkansas. The area includes Oklahoma City, the largest city in Oklahoma, and Ft. Smith, Arkansas, the second largest city in that state. Of the 286 communities that we serve, 257 are located in Oklahoma and 29 in Arkansas. We derived approximately 90 percent of our total electric operating revenues for the year ended December 31, 2002 from sales in Oklahoma and the remainder from sales in Arkansas.

USE OF PROCEEDS

        We will add the net proceeds from the sale of the Senior Notes to our general funds and use those proceeds for general corporate purposes, including the purchase of additional generating facilities. The specific use of the proceeds of a particular series of the Senior Notes will be described in the prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES

(unaudited)

	Year Ended December 31,
	2002	2001	2000	1999	1998
Ratio of Earnings to Fixed Charges	5.41	4.80	5.16	5.45	5.93

        For purposes of computing the ratio of earnings to fixed charges, (1) earnings consist of net income plus fixed charges, federal and state income taxes, deferred income taxes and investment tax credits (net); and (2) fixed charges consist of interest on long-term debt, related amortization, interest on short-term borrowings and a calculated portion of rents considered to be interest.

        Assuming that our variable interest rate debt continues at interest rates in effect on December 31, 2002, the annual interest requirement on our long-term debt outstanding at December 31, 2002, was $36,377,770.

DESCRIPTION OF SENIOR NOTES

        The description below contains summaries of selected provisions of the indenture, including the supplemental indenture, under which the Senior Notes will be issued. These summaries are not complete. The indenture and the form of supplemental indenture have been filed as exhibits to the registration statement. You should read the indenture and the supplemental indenture for provisions that may be important to you. In the summaries below, we have included references to section numbers of the indenture so that you can easily locate these provisions.

        We are not required to issue future issues of indebtedness under the indenture described in this prospectus. We are free to use other indentures or documentation, containing provisions different from those described in this prospectus, in connection with future issues of other indebtedness. As of December 31, 2002, there were 5 series of senior notes, aggregating $577,519,881 in principal amount outstanding under the Indenture.

        The Senior Notes will be represented either by global securities registered in the name of The Depository Trust Company ("DTC"), as depository ("Depository"), or its nominee, or by securities in certificate form issued to the registered owners, as described in the applicable prospectus supplement. See "BOOK-ENTRY SYSTEM" in this prospectus.

General

        We may issue the Senior Notes in one or more new series under an Indenture dated as of October 1, 1995 between us and UMB Bank, N.A., as successor trustee (the "Trustee"). This indenture, as previously supplemented by supplemental indentures and as to be supplemented by a new supplemental indenture for each series of Senior Notes, is referred to in this prospectus as the "Indenture." The Senior Notes will be unsecured obligations and will rank on a parity with our other unsecured indebtedness, including other senior notes previously issued under the Indenture and senior notes issued under the Indenture subsequent to the issuance of the Senior Notes. We refer in this prospectus to senior notes issued under the Indenture, whether previously issued or to be issued in the future, including the Senior Notes, as the "notes." The amount of notes that we may issue under the Indenture is not limited.

        The Senior Notes may be issued in one or more series, may be issued at various times, may have differing maturity dates and may bear interest at differing rates. The prospectus supplement applicable to each issue of Senior Notes will specify:

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  the title, aggregate principal amount and offering price of that series of Senior Notes;

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  the interest rate or rates, or method of calculation of the rate or rates, on that series, and the date from which the interest will accrue;

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  the dates on which interest will be payable;

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  the record dates for payments of interest;

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  the date on which the Senior Notes of that series will mature;

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  any redemption terms;

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  the period or periods within which, the price or prices at which and the terms and conditions upon which the Senior Notes of that series may be repaid, in whole or in part, at the option of the holder thereof; and

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  other specific terms applicable to the Senior Notes of that series.

        Any special United States federal income tax considerations applicable to Senior Notes sold at an original issue discount and any special United States federal income tax or other considerations applicable to any Senior Notes which are denominated in other than United States dollars will be described in the prospectus supplement relating to that series of Senior Notes.

        Unless otherwise indicated in the applicable prospectus supplement, the Senior Notes will be denominated in United States currency in minimum denominations of $1,000 and integral multiples of $1,000.

        Unless otherwise indicated in the applicable prospectus supplement, there will be no provisions in the Indenture or the Senior Notes that require us to redeem, or permit the holders to cause a redemption or repurchase of, the Senior Notes or that otherwise protect the holders in the event that we incur substantial additional indebtedness, whether or not in connection with a change in control of our company. However, any change in control transaction that involves the incurrence of substantial additional long-term indebtedness by us could require approval of state utility regulatory authorities and, possibly, of federal utility regulatory authorities. Management believes that those approvals would be unlikely in any transaction that would result in our company, or a successor to our company, having a highly leveraged capital structure.

Registration, Transfer And Exchange

        Senior Notes of any series may be exchanged for other Senior Notes of the same series of any authorized denominations and of a like aggregate principal amount and kind. (Section 2.06.)

        Unless we indicate otherwise in the applicable prospectus supplement, Senior Notes may be presented for registration of transfer (duly endorsed or accompanied by a duly executed written instrument of transfer), at the office of the Trustee maintained for that purpose and referred to in the applicable prospectus supplement, without service charge and upon payment of any taxes and other governmental charges as described in the Indenture. Any transfer or exchange will be effected upon the Trustee's satisfaction with the documents of title and indemnity of the person making the request. (Sections 2.06 and 2.07.)

        The Trustee will not be required to exchange or register a transfer of any Senior Notes of a series that is selected, called or being called for redemption except, in the case of any Senior Note to be redeemed in part, the portion thereof not to be so redeemed. (Section 2.06.) See "BOOK-ENTRY SYSTEM" in this prospectus.

Payment and Paying Agents

        Principal, interest and premium, if any, on Senior Notes issued in the form of global securities will be paid in the manner described below under the caption "BOOK-ENTRY SYSTEM." Unless we indicate otherwise in the applicable prospectus supplement, interest on Senior Notes that are in the form of certificated securities will be paid by check mailed to the holder at that holder's address as it appears in the register for the Senior Notes maintained by the Trustee; however, a holder of $10,000,000 or more of notes having the same interest payment dates will be entitled to receive payments of interest by wire transfer to a bank within the continental United States, if appropriate wire transfer instructions have been received by the Trustee on or prior to the applicable record date. (Section 2.12.) Unless we indicate otherwise in the applicable prospectus supplement, the principal, interest at maturity and premium, if any, on Senior Notes in the form of certificated securities will be payable in immediately available funds at the office of the Trustee upon presentation of the Senior Notes. (Section 2.12.)

        All monies paid by us to a paying agent for the payment of principal, interest or premium on any Senior Note which remain unclaimed at the end of two years after that principal, interest or premium has become due and payable will be repaid to us and the holder of that Senior Note may thereafter look only to us for payment of that principal, interest or premium. (Section 5.04.)

Events of Default

        The following are events of default under the Indenture:

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  default in the payment of principal and premium, if any, on any note issued under the Indenture when due and payable and continuance of that default for a period of 5 days;

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  default in the payment of interest on any note issued under the Indenture when due and continuance of that default for 30 days;

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  default in the performance or breach of any of our other covenants or warranties in the Indenture and the continuation of that default or breach for 90 days after written notice to us as provided in the Indenture; and

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  specified events of bankruptcy, insolvency or reorganization of our company. (Section 8.01.)

        If an event of default occurs and is continuing, either the Trustee or the holders of a majority in principal amount of the outstanding notes may declare the principal amount of all notes to be due and payable immediately. At any time after an acceleration of the notes has been declared, but before a judgment or decree of the immediate payment of the principal amount of the notes has been obtained, if we pay or deposit with the Trustee a sum sufficient to pay all matured installments of interest and the principal and any premium which has become due otherwise than by acceleration and all defaults have been cured or waived, then that payment or deposit will cause an automatic rescission and annulment of the acceleration of the notes. (Section 8.01.)

        The Trustee generally will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders unless the holders have offered reasonable security to the Trustee. (Section 9.02.) The holders of a majority in principal amount of the outstanding notes generally will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or of exercising any trust or power conferred on the Trustee, relating to the notes. The holders of a majority in principal amount of the outstanding notes generally will be able to waive any past default or event of default except a default in the payment of principal, premium or interest on the notes. (Section 8.07.) Each holder has the right to institute a proceeding relating to the Indenture, but this right is subject to conditions precedent specified in the Indenture. (Section 8.04.) The Trustee is required to give the holders notice of the occurrence of a default within 90 days of the default, unless the default is cured or waived. Except in the case of a payment default on the notes, however, the Trustee may withhold notice if it determines in good faith that it is in the interest of holders to do so. (Section 8.08.) We are required to deliver to the Trustee each year a certificate as to whether or not we are in compliance with the conditions and covenants under the Indenture. (Section 6.06.)

Modification

        Unless otherwise indicated in the applicable prospectus supplement, we and the Trustee may modify and amend the Indenture and the Senior Notes from time to time. Depending upon the type of amendment, we may not need the consent or approval of any of the holders of the notes, or we may need either the consent or approval of the holders of a majority in principal amount of the outstanding notes or the consent or approval of each holder affected by the proposed amendment.

        We will not need the consent of the holders for the following types of amendments:

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  adding to our covenants for the benefit of the holders or surrendering a right given to us in the Indenture;

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  adding security for the notes; or

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  making various other modifications, generally of a ministerial or immaterial nature. (Section 13.01.)

        We will need the consent of the holders of each outstanding note affected by a proposed amendment if the amendment would cause any of the following to occur:

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  a change in the maturity date or redemption date of any note;

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  a reduction in the interest rate or extension of the time of payment of interest;

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  a reduction in the principal amount of any note, the interest or premium payable on any note, or the amount of principal that could be declared due and payable prior to the stated maturity;

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  a change in the currency of any payment of principal, premium or interest on any note;

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  an impairment of the right of a holder to institute suit for the enforcement of any payment relating to any note;

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  a reduction in the percentage of outstanding notes necessary to consent to the modification or amendment of the Indenture; or

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  a modification in these requirements or a reduction to less than a majority of the percentage of outstanding notes necessary to waive any past default. (Section 13.02.)

        Amendments other than those described in the above two paragraphs will require the approval of a majority in principal amount of the outstanding notes.

Defeasance and Discharge

        We may be discharged from all obligations relating to the notes and the Indenture (except for specified obligations such as obligations to register the transfer or exchange of notes, replace stolen, lost or mutilated notes and maintain paying agencies) if we irrevocably deposit with the Trustee, in trust for the benefit of holders of notes, money or United States government obligations, or any combination thereof, sufficient to make all payments of principal, premium and interest on the notes on the dates those payments are due. To discharge those obligations, we must deliver to the Trustee an opinion of counsel that the holders of the notes will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance or discharge of the Indenture. If we discharge our obligations as described above, the holders of notes must look only to the funds deposited with the Trustee, and not us, for payments on the notes. (Section 5.01.)

Consolidation, Merger and Sale of Assets; No Financial Covenants

        We will not merge into any other corporation or sell or otherwise transfer all or substantially all our assets unless the successor or transferee corporation assumes by supplemental indenture our obligations to pay the principal, interest and any premium on all the notes and our obligation to perform every covenant in the Indenture that we are supposed to perform or observe. Upon any merger, sale or transfer of all or substantially all of our assets, the successor or transferee corporation will succeed to, and be substituted for, and may exercise all of our rights and powers under the Indenture with the same effect as if the successor corporation had been named as us in the Indenture, and we will be released from all obligations under the Indenture. The Indenture defines all or substantially all of our assets as being 50% or more of our total assets as shown on our balance sheet as of the end of the prior year and specifically permits any sale, transfer or conveyance during a calendar year of less than 50% of our total assets without the consent of the holders of the notes. (Sections 12.01 and 12.02.)

        Unless we indicate otherwise in the applicable prospectus supplement, the Indenture will not contain any financial or other similar restrictive covenants.

Limitations on Liens

        Unless we indicate otherwise in the applicable prospectus supplement, so long as any Senior Notes are outstanding, we will not issue, assume or guarantee, or permit to exist, any debt for money borrowed ("debt") that is secured by any mortgage, security interest, pledge or lien ("mortgage") on any of our Operating Property (as defined below), whether we own it at the date of the Indenture or acquire it later, unless we similarly secure the Senior Notes and all other notes issued prior to or contemporaneously with the Senior Notes. This restriction will not apply to:

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  mortgages on any property existing at the time we acquire the property or at the time we acquire the corporation owning the property;

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  purchase money mortgages;

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  specified governmental mortgages; or

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  any extension, renewal or replacement (or successive extensions, renewals or replacements) of any mortgage referred to in the three clauses listed above, as long as the principal amount of indebtedness secured under this clause and not otherwise authorized by the clauses listed above, does not exceed the principal amount of indebtedness secured at the time of the extension, renewal or replacement.

        In addition, we can also issue secured debt so long as the amount of the secured debt, plus the value of Sale and Lease-Back Transactions (as defined below), does not exceed the greater of 10% of net tangible assets or 10% of capitalization. (Section 3.01 of Form of Supplemental Indenture). The supplemental indentures relating to the outstanding notes contain a substantially similar covenant. (Section 4.01 of Supplemental Indenture No. 1, Section 4.01 of Supplemental Indenture No. 2 and Section 3.01 of Supplemental Indenture No. 3).

Limitations on Sale and Lease-Back Transactions

        Unless we indicate otherwise in the applicable prospectus supplement, so long as any Senior Notes are outstanding, we will not enter into any Sale and Lease-Back Transaction relating to any of our Operating Property and we will not permit to remain in effect any Sale and Lease-Back Transaction previously entered into (except those leases having a term of not more than 48 months), if we obtain the purchaser's commitment more than 18 months after the later of the completion of the acquisition or the placing in operation of the Operating Property. This restriction will not apply if (1) we would be entitled pursuant to the provisions described in the second sentence under "Limitations on Liens" above to issue debt secured by a mortgage on that Operating Property without securing the notes, (2) after giving effect to the Sale and Lease-Back Transaction, we could incur pursuant to the provisions described in the third sentence under "Limitations on Liens," additional debt secured by mortgages or (3) we apply the net proceeds (if a cash sale), or an amount equal to the fair value of the Operating Property so leased, to the retirement of notes or other senior or equal ranking debt. (Section 3.02 of Form of Supplemental Indenture). The supplemental indentures relating to the outstanding notes contain a substantially similar covenant relating to limitations on Sale and Lease-Back Transactions. (Section 4.02 of Supplemental Indenture No. 1, Section 4.02 of Supplemental Indenture No. 2 and Section 3.02 of Supplemental Indenture No. 3).

Definitions

        "Operating Property" means any interest in real property owned by us and any other asset owned by us that is depreciable in accordance with generally accepted accounting principles.

        "Sale and Lease-Back Transaction" means any arrangement with any person that leases to us any of our Operating Property (except for temporary leases for a term of not more than 48 months) that we have sold or transferred, or will sell or transfer, to that person.

Resignation or Removal of Trustee

        The Trustee may resign at any time by notifying us in writing and specifying the day that the resignation is to take effect. The resignation will not take effect, however, until a successor trustee has been appointed. (Section 9.10.)

        The holders of a majority in principal amount of the outstanding notes may remove the Trustee at any time. In addition, so long as no event of default or event which, with the giving of notice or lapse of time or both, would become an event of default has occurred and is continuing, we may remove the Trustee upon (1) notice to the Trustee and the holder of each note outstanding under the Indenture and (2) appointment of a successor Trustee. (Section 9.10.)

Concerning the Trustee

        UMB Bank, N.A. is the Trustee. We and/or our affiliates maintain banking relationships with the Trustee in the ordinary course of business. The Trustee also acts as trustee for some of our other securities and securities of our affiliates.

BOOK-ENTRY SYSTEM

        Each series of Senior Notes offered by this prospectus may be issued in the form of one or more global securities representing all or part of that series of Senior Notes. This means that we will not issue certificates for that series of Senior Notes to the holders. Instead, a global security representing that series will be deposited with, or on behalf of, DTC, or its successor as the Depository and registered in the name of the Depository or a nominee of the Depository.

        The Depository will keep a computerized record of its participants (for example, your broker) whose clients have purchased Senior Notes represented by a global security. Unless it is exchanged in whole or in part for a certificated security, a global security may not be transferred, except that the Depository, its nominees and their successors may transfer a global security as a whole to one another.

        Beneficial interests in global securities will be shown on, and transfers of interests will be made only through, records maintained by the Depository and its participants. The laws of some jurisdictions require that some purchasers take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

        We will wire principal, interest and any premium payments to the Depository or its nominee. We and the Trustee will treat the Depository or its nominee as the owner of the global security for all purposes, including any notices and voting. Accordingly, we, the Trustee and any paying agent will have no direct responsibility or liability to pay amounts due on a global security to owners of beneficial interests in a global security.

        Unless otherwise specified in the prospectus supplement, DTC will act as Depository for Senior Notes issued as global securities. The Senior Notes will be registered in the name of Cede & Co. (DTC's nominee).

        DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants ("Direct Participants") deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants' accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules that apply to DTC and its Direct or Indirect Participants (collectively, "Participants") are on file with the SEC.

        It is DTC's current practice, upon receipt of any payment of principal or interest, to credit Direct Participants' accounts on the payment date according to their respective holdings of beneficial interests in the global security as shown on DTC's records. In addition, it is DTC's current practice to assign any consenting or voting rights to Direct Participants whose accounts are credited with securities on a record date, by using an omnibus proxy. Payments by Participants to owners of beneficial interests in a global security, and voting by Participants, will be governed by the customary practices between the Participants and owners of beneficial interests, as is the case with securities held for the account of customers registered in "street name." However, payments will be the responsibility of the Participants and not our responsibility or that of DTC or the Trustee.

        Senior Notes of a series represented by a global security will be exchangeable for certificated securities with the same terms in authorized denominations only if:

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  DTC notifies us that it is unwilling or unable to continue as Depository or if DTC ceases to be a clearing agency registered under applicable law and a successor Depository is not appointed by us within 90 days; or

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  we determine not to require all of the Senior Notes of a series to be represented by a global security and notify the Trustee of our decision.

        The information in this section concerning DTC and DTC's book-entry system has been obtained from DTC, and we and any underwriters, dealers or agents take no responsibility for the accuracy thereof.

        Any underwriters, dealers or agents of Senior Notes may be Direct Participants of DTC.

LEGAL OPINIONS

        Legal opinions relating to the Senior Notes will be rendered by our counsel, Rainey, Ross, Rice & Binns, Oklahoma City, Oklahoma, and Jones Day, Chicago, Illinois. Rainey, Ross, Rice & Binns will pass on matters pertaining to local laws and as to these matters other counsel will rely on their opinions. As of April 1, 2003, Mr. Hugh D. Rice, a partner in Rainey, Ross, Rice & Binns, owned a beneficial interest in 3,000 shares of common stock of our parent company, OGE Energy Corp. Certain legal matters will be passed upon for any underwriters, dealers or agents named in a prospectus supplement by Chapman and Cutler, Chicago, Illinois.

EXPERTS

        Ernst & Young LLP, independent auditors, have audited our financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2002, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

PLAN OF DISTRIBUTION

        We intend to sell the Senior Notes offered by this prospectus to or through underwriters or dealers, and may also sell the Senior Notes directly to a limited number of institutional purchasers or through agents, as described in the prospectus supplement relating to an issue of Senior Notes. The distribution of the Senior Notes may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices.

        In connection with the sale of the Senior Notes, underwriters may receive compensation from us or from purchasers of Senior Notes for whom they may act as agents in the form of discounts, concessions, or commissions. Underwriters may sell Senior Notes to or through dealers, and those dealers may receive compensation in the form of discounts, concessions, or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers, and agents that participate in the distribution of Senior Notes may be deemed to be underwriters, and any discounts or commissions received by them from us and any profit on the resale of Senior Notes by them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Any person who may be deemed to be an underwriter will be identified, and any compensation received from us will be described in the prospectus supplement.

        Under agreements into which we may enter in connection with the sale of Senior Notes, underwriters, dealers, and agents who participate in the distribution of Senior Notes may be entitled to indemnification by us against specified liabilities, including liabilities under the Securities Act of 1933.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports and other information with the Securities and Exchange Commission. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.

        The SEC allows us to "incorporate by reference" in this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of the filing of the initial registration statement until we sell all of the Senior Notes.

  •
  Our Annual Report on Form 10-K for the year ended December 31, 2002; and

  •
  Our Current Report on Form 8-K, filed with the SEC on January 31, 2003.

        We are not required to, and do not, provide annual reports to holders of our Senior Notes unless specifically requested by a holder.

        You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

      Corporate Secretary
      Oklahoma Gas and Electric Company
      321 N. Harvey, P.O. Box 321
      Oklahoma City, Oklahoma 73101-0321
      (405) 553-3000

PART II:

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        Set forth below is an estimate of the approximate amount of our fees and expenses (other than underwriting discounts and commissions) in connection with the issuance of the Senior Notes:

Registration fee under the Securities Act of 1933	$16,180	*
Fees of rating agencies	$133,500
Printing and engraving	$50,000
Accounting services	$50,000
Legal fees of company counsel	$50,000
Trustee's charges	$15,000
Expenses and counsel fees for qualification or registration of the Senior Notes under state securities laws	$10,000
Miscellaneous, including traveling, telephone, copying, shipping, and other out-of-pocket expenses	$5,320

Total	$330,000

*
All items are estimated except the first.

ITEM 15.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Section 1031 of Title 18 of the Annotated Oklahoma Statutes provides that we may, and in some circumstances must, indemnify our directors and officers against liabilities and expenses incurred by them as a result of serving in that capacity, subject to some limitations and conditions set forth in the statute. Substantially similar provisions that require indemnification are contained in our Restated Certificate of Incorporation, which is filed as Exhibit 3.01 to our Registration Statement No. 33-59805, and is incorporated herein by this reference. Our Restated Certificate of Incorporation also contains provisions limiting the liability of our officers and directors in some instances. We have an insurance policy covering our directors and officers against specified personal liability, which may include liabilities under the Securities Act of 1933, as amended. The form of Purchase Agreement filed as Exhibit 1.01 includes provisions requiring the underwriters to indemnify our directors and officers in some circumstances.

ITEM 16.    EXHIBITS.

1.01	Form of Purchase Agreement.
4.01
Indenture dated as of October 1, 1995 between Oklahoma Gas and Electric Company and The Bank of New York, as successor trustee. (Filed as Exhibit 4.30 to Registration Statement No. 333-02319 and incorporated by reference herein).
4.02
Supplemental Indenture No. 1 dated as of October 16, 1995, being a supplemental instrument to Exhibit 4.01 hereto. (Filed as Exhibit 4.01 to Oklahoma Gas and Electric Company's Form 8-K Current Report, File No. 1-1097, dated October 23, 1995, and incorporated by reference herein).
4.03
Supplemental Indenture No. 2 dated as of July 1, 1997, being a supplemental instrument to Exhibit 4.01 hereto. (Filed as Exhibit 4.01 to Oklahoma Gas and Electric Company's Form 8-K Current Report, File No. 1-1097, dated July 15, 1997, and incorporated by reference herein).
4.04
Supplemental Indenture No. 3 dated as of April 1, 1998, being a supplemental instrument to Exhibit 4.01 hereto. (Filed as Exhibit 4.01 to Oklahoma Gas and Electric Company's Form 8-K Current Report, File No. 1-1097, dated April 13, 1998, and incorporated by reference herein).
4.05
Supplemental Indenture No. 4 dated as of October 15, 2000, being a supplemental instrument to Exhibit 4.01 hereto. (Filed as Exhibit 4.02 to Oklahoma Gas and Electric Company's Form 8-K Current Report, File No. 1-1097, dated October 18, 2000, and incorporated by reference herein).
4.06	Supplemental Indenture No. 5 dated as of October 24, 2001, being a supplemental instrument to Exhibit 4.01 hereto.
4.07	Form of Supplemental Indenture for each series of Senior Notes, being a supplemental instrument to Exhibit 4.01 hereto.
5.01	Opinion of counsel as to legality of the Senior Notes.
12.01	Statement of computation of ratio of earnings to fixed charges.
23.01	Independent auditors' consent.
23.02	Legal counsel's consent.
24.01	Powers of attorney.
25.01	Form T-1 Statement of Eligibility of UMB Bank, N.A., to act as Trustee under the Indenture.

ITEM 17.    UNDERTAKINGS.

        The undersigned registrant hereby undertakes:

        (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that clauses (i) and (ii) above do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURE

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable rounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City and State of Oklahoma on the 17th day of April, 2003.

OKLAHOMA GAS AND ELECTRIC COMPANY
By:	/s/ JAMES R. HATFIELD James R. Hatfield Vice President and Chief Financial Officer (Principal Financial Officer)

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Steven E. Moore	Chief Executive Officer, Chairman of the Board and Director (Principal Executive Officer)	April 17, 2003
* James R. Hatfield	Chief Financial Officer (Principal Financial Officer)	April 17, 2003
* Donald R. Rowlett	Vice President and Controller (Principal Accounting Officer)	April 17, 2003
* Herbert H. Champlin	Director	April 17, 2003
* Luke R. Corbett	Director	April 17, 2003
* William E. Durrett	Director	April 17, 2003
* Martha W. Griffin	Director	April 17, 2003

* John D. Groendyke	Director	April 17, 2003
* Hugh L. Hembree, III	Director	April 17, 2003
* Robert Kelley	Director	April 17, 2003
* Ronald H. White, M.D.	Director	April 17, 2003
* J. D. Williams	Director	April 17, 2003
*By:	/s/ JAMES R. HATFIELD James R. Hatfield (Attorney-in-Fact) April 17, 2003

EXHIBIT INDEX

1.01	Form of Purchase Agreement.
4.01
Indenture dated as of October 1, 1995 between Oklahoma Gas and Electric Company and The Bank of New York, as successor trustee. (Filed as Exhibit 4.30 to Registration Statement No. 333-02319 and incorporated by reference herein).
4.02
Supplemental Indenture No. 1 dated as of October 16, 1995, being a supplemental instrument to Exhibit 4.01 hereto. (Filed as Exhibit 4.01 to Oklahoma Gas and Electric Company's Form 8-K Current Report, File No. 1-1097, dated October 23, 1995, and incorporated by reference herein).
4.03
Supplemental Indenture No. 2 dated as of July 1, 1997, being a supplemental instrument to Exhibit 4.01 hereto. (Filed as Exhibit 4.01 to Oklahoma Gas and Electric Company's Form 8-K Current Report, File No. 1-1097, dated July 15, 1997, and incorporated by reference herein).
4.04
Supplemental Indenture No. 3 dated as of April 1, 1998, being a supplemental instrument to Exhibit 4.01 hereto. (Filed as Exhibit 4.01 to Oklahoma Gas and Electric Company's Form 8-K Current Report, File No. 1-1097, dated April 13, 1998, and incorporated by reference herein).
4.05
Supplemental Indenture No. 4 dated as of October 15, 2000, being a supplemental instrument to Exhibit 4.01 hereto. (Filed as Exhibit 4.02 to Oklahoma Gas and Electric Company's Form 8-K Current Report, File No. 1-1097, dated October 18, 2000, and incorporated by reference herein).
4.06	Supplemental Indenture No. 5 dated as of October 24, 2001, being a supplemental instrument to Exhibit 4.01 hereto.
4.07	Form of Supplemental Indenture for each series of Senior Notes, being a supplemental instrument to Exhibit 4.01 hereto.
5.01	Opinion of counsel as to legality of the Senior Notes.
12.01	Statement of computation of ratio of earnings to fixed charges.
23.01	Independent auditors' consent.
23.02	Legal counsel's consent.
24.01	Powers of attorney.
25.01	Form T-1 Statement of Eligibility of The Bank of New York to act as Trustee under the Indenture.

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TABLE OF CONTENTS
ABOUT THIS PROSPECTUS
FORWARD-LOOKING STATEMENTS
OKLAHOMA GAS AND ELECTRIC COMPANY
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES (unaudited)
DESCRIPTION OF SENIOR NOTES
BOOK-ENTRY SYSTEM
LEGAL OPINIONS
EXPERTS
PLAN OF DISTRIBUTION
WHERE YOU CAN FIND MORE INFORMATION
PART II: INFORMATION NOT REQUIRED IN PROSPECTUS
  ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.
  ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
  ITEM 16. EXHIBITS.
  ITEM 17. UNDERTAKINGS.
SIGNATURE
EXHIBIT INDEX